FQF TRUST
230 Congress Street, 5th Floor
Boston, MA 02110

August 9, 2011

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Request for Acceleration FQF Trust
QuantShares U.S. Market Neutral Momentum Fund
QuantShares U.S. Market Neutral Value Fund
QuantShares U.S. Market Neutral Beta Fund
QuantShares U.S. Market Neutral Size Fund
QuantShares U.S. Market Neutral Quality Fund
QuantShares U.S. Market Neutral Anti-Momentum Fund
QuantShares U.S. Market Neutral Anti-Beta Fund
Pre-Effective Amendment No. 2 (“PEA 2”)
(File Nos. 333-173167 and 811-22540)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-1A be accelerated to August 10, 2011.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FQF TRUST

By: /s/ Kishore Karunakaran
Kishore Karunakaran
President

FORESIDE FUND SERVICES, LLC
Three Canal Plaza
Portland, Maine 04101

August 9, 2011

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Request for Acceleration FQF Trust
QuantShares U.S. Market Neutral Momentum Fund
QuantShares U.S. Market Neutral Value Fund
QuantShares U.S. Market Neutral Beta Fund
QuantShares U.S. Market Neutral Size Fund
QuantShares U.S. Market Neutral Quality Fund
QuantShares U.S. Market Neutral Anti-Momentum Fund
QuantShares U.S. Market Neutral Anti-Beta Fund
Pre-Effective Amendment No. 2 (“PEA 2”)
(File Nos. 333-173167 and 811-22540)

Ladies and Gentlemen:

As principal underwriter for FQF Trust, the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-1A be accelerated to August 10, 2011.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:    /s/ Richard J. Berthy
          Richard J. Berthy, President